UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 30, 2011

Internap Network Services Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-27265 (Commission File Number)	91-2145721 (IRS Employer Identification Number

250 William Street, Atlanta, Georgia (Address of Principal Executive Offices)	30303 (Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 1.01	Entry into a Material Definitive Agreement.

Internap Network Services Corporation (the “Company”) entered into a Joinder, Consent and First Amendment to Credit Agreement (the “Amendment”), effective December 30, 2011, with Wells Fargo Capital Finance, LLC, as agent for the lenders, Royal Bank of Canada, Silicon Valley Bank, and with Fifth Third Bank and Sun Trust Bank as the new lenders. The Amendment amends the Credit Agreement dated as of November 2, 2010 between the Company and the lenders named in the Credit Agreement.

The Amendment increases total commitments from the lenders by $40.0 million.  The Amendment increased the revolving credit facility of the Credit Agreement by $20.0 million, for a total revolving credit facility of $60.0 million. The Amendment also increases the term loan facility by $20.0 million, for a total term loan facility of $59.0 million. Following the Amendment, the total amount of loans available under the Credit Agreement is $119.0 million.

The Amendment also amends certain interest rates and definitions, adds a senior leverage ratio covenant and reallocates certain lender commitments. In addition, the Amendment contains a consent from the agent and the lenders to the Company’s acquisition of all of the shares of Voxel Holdings, Inc., a Delaware corporation (the “Voxel Acquisition”).

The Voxel Acquisition was consummated concurrently with the effective date and funding of the Amendment.  Following the Amendment and the Voxel acquisition, the Company has fully drawn the term loan, issued approximately $10.0 million of letters of credit outstanding and has $50.0 million of available borrowings under the revolving credit facility.

Following the Amendment, the interest rate on the revolving credit facility will be either (i) the Base Rate (as defined below) plus 1.75 percentage points or (ii) the LIBOR Rate (as defined below) plus 3.50 percentage points, as the Company shall elect from time to time.  The interest rate on the term loan facility will be either (x) the Base Rate plus 3.50 percentage points or (y) the LIBOR Rate plus 3.50 percentage points, as the Company shall elect from time to time.  The “Base Rate” is the greatest of (a) the federal funds rate plus 1/2%, (b) the LIBOR Rate, plus 1 percentage point and, (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco, as its “prime rate.” The “LIBOR Rate” equals the rate per annum appearing on MACRO*World’s Page BBA LIBOR - USD from time to time.

The Company must repay the term loan in quarterly installments on the last day of each fiscal quarter commencing December 31, 2011, with each such quarterly installment in an amount equal to $750,000 (provided, that the quarterly installment due December 31, 2011 shall be in an amount equal to $250,000), with the remaining unpaid balance due on November 2, 2014.  Borrowings under the revolving credit facility are also due on November 2, 2014.

The Credit Agreement, as amended, includes customary representations, warranties, negative and affirmative covenants, including certain financial covenants relating to minimum liquidity, fixed charge coverage ratio and senior leverage ratio, as well as customary events of default and certain default provisions that could result in acceleration of the Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03               Creation of  a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 “Entry into a Material Definitive Agreement” above, is incorporated into this Item 2.03 by reference.

Item 7.01.              Regulation FD Disclosure.

On January 3, 2012, the Company issued the press release attached to this Report as Exhibit 99.1 related to the Voxel Acquisition. The press release is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.  This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Joinder, Consent and First Amendment to Credit Agreement by and among the Company, Wells Fargo Capital Finance, LLC, Royal Bank of Canada, Fifth Third Bank, Sun Trust Bank, and Silicon Valley Bank.

99.1	Press Release dated January 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION
Date: January 3, 2012	By:	/s/ J. Eric Cooney
J. Eric Cooney Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Joinder, Consent and First Amendment to Credit Agreement by and among the Company, Wells Fargo Capital Finance, LLC, Royal Bank of Canada, Fifth Third Bank, Sun Trust Bank and Silicon Valley Bank.

99.1	Press Release dated January 3, 2012.